Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-4 (File No. 333-249549) of our report dated March 30, 2020, relating to the balance sheet of Switchback Energy Acquisition Corporation as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 10, 2019 (inception) through December 31, 2019, appearing in the proxy statement/prospectus/consent solicitation statement, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus/consent solicitation statement.

/s/ WithumSmith+Brown, PC

New York, New York
December 28, 2020